Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces Positive Results of Pilot Investigation of
ZemivaTM in Emergency Department Setting
- Ability of Zemiva to Detect/Rule Out Acute Coronary Syndrome (ACS) Presented as
Late-Breaking Data at American Society of Nuclear Cardiology -
Cambridge, MA, September 10, 2007 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today results of a prospective analysis of the images from the Zemiva Phase 2b clinical trial using the company’s recently validated Normals reference database. Zemiva (iodofiltic acid I 123 or BMIPP) is being studied in the emergency department setting to rapidly detect acute coronary syndrome (ACS) and evaluate cardiac ischemia, which is caused by insufficient blood flow to the heart. Data presented demonstrated that Zemiva compares favorably to published performance parameters of approved cardiac blood flow tracers used to detect cardiac ischemia and myocardial infarction, or heart attack, but which are unable to provide timely and critically important information when a chest pain patient presents to the emergency department. Clinical trial results to date suggest that Zemiva can be used immediately upon patient presentation, at rest, and can provide crucial diagnostic information on presenting chest pain that may have occurred within the previous 30 hours. The data were reported in an oral presentation at the annual meeting of the American Society of Nuclear Cardiology (ASNC) in San Diego, California, by the study’s lead investigator, James Udelson, M.D., Associate Chief, Division of Cardiology and Director of Nuclear Cardiology at Tufts-New England Medical Center.
This prospective study using the validated Normals reference database analyzed images from the 105 patients in the Phase 2b Zemiva trial. The Phase 2b trial used Zemiva imaging at rest, on average more than 14 hours after chest pain symptoms had subsided, and represented a real world, clinical setting, in which patients had chest pain symptoms within 24 hours of admission to the emergency department. Previously published studies have shown that Zemiva is capable of detecting cardiac ischemia at rest by imaging defects in cardiac metabolism up to 30 hours after symptoms of ischemia have resolved.
“The rapid and accurate identification of patients with cardiac-related chest pain is currently an important clinical problem. The triage of chest pain patients in the emergency department, to rule in patients with ACS and who require immediate care, and to rule out patients whose distress may be due to other causes, is a central issue in cardiac patient management,” said Dr. George A. Beller, Professor of Cardiology, from the University of Virginia Health System.
In the emergency department setting, the physician’s and patient’s most critical need is to identify heart damage as quickly as possible. Study parameters of sensitivity and negative predictive value (NPV) are the preferred criteria to most appropriately identify the fact that cardiac disease is present. Study parameters for this Zemiva study included a sensitivity of 85 percent and negative predictive value of 91 percent for detecting ACS (myocardial infarction or unstable angina), which compare favorably with published performance of approved perfusion imaging products. Other clinical findings included specificity of 59 percent, positive predictive value (PPV) of 43 percent and accuracy of 66 percent, which are comparable with related values of the leading perfusion imaging products when approved for the detection of coronary artery disease.
Importantly, Zemiva was also positive in all patients who had elevated serum troponins. Troponin is a serum biomarker whose levels increase in the blood only after a heart attack when heart muscle becomes damaged. It does not measure the ischemic state that precedes myocardial infarction. Troponin levels usually take 6 to 12 hours to become abnormal after a heart attack, with maximum sensitivity at 24 hours, and are often normal when patients having a heart attack initially present to the emergency department. In the study, Zemiva was well tolerated and there were no adverse events related to Zemiva.
”The exciting results of this study demonstrate the potential for Zemiva to rapidly and accurately diagnose heart disease in chest pain patients in the real world emergency department setting,” said John W. Babich, President and CSO of Molecular Insight and an author on the study. “Having earlier access to reliable diagnostic information would enable reduced time to intervention and minimize heart muscle damage, marking an important advance to the current standard of care. This study also demonstrated the utility of the validated, quantitative Zemiva Normals reference database, which is being applied prospectively in our ongoing registration track clinical program and is also expected to be used in practice following Zemiva’s potential commercialization.”
“The unique ability of Zemiva to image metabolic activity in the heart in the emergency department setting is based on its extended window for imaging due to the phenomenon called ischemic memory, which enables the evaluation of chest pain patients up to 30 hours after cessation of symptoms,” said Dr. Udelson. “This ability to image after chest pain may have subsided is important because approximately 50 percent of patients no longer have chest pain by the time they present in the emergency department.”
Study Details
 Study Design
 The study, “Phase 2B Study of ß-Methyl-P[123I]-Iodophenyl-Pentadecanoic Acid (BMIPP) for Identification of Ischemic Myocardium in Emergency Department Patients with Suspected Acute Coronary Syndrome (ACS),” was designed to assess the performance of Zemiva SPECT imaging for detecting/exclusion of ACS using the company’s validated Zemiva Normals reference database developed in collaboration with Emory University.
The Zemiva Normals reference database is a validated tool designed to enable interpreting physicians to rapidly and quantitatively evaluate a patient’s cardiac image against a library of normal heart images contained in the database. This comparison provides the treating physician with quantified information regarding the extent and severity of cardiac disease. Molecular Insight developed and validated the Normals reference database in a recently completed Phase 2 trial with 174 subjects at 15 leading centers in the United States and Canada.
The study involved applying the Normals reference database prospectively to the library of images from the Zemiva Phase 2b trial, an open label, multi-center trial of 105 patients presenting with suspected ACS in the emergency department setting. Patients must have been symptomatic within 24 hours of admission to the emergency department. Patients were stratified according to the likelihood for ACS. Each patient received a single injection of 2.5-5.0 mCi of Zemiva containing up to 0.5 mg of iodofiltic acid, within 30 hours of cessation of chest pain symptoms. BMIPP SPECT images were obtained beginning approximately 10 minutes after injection. Patients had serial analysis of ECGs and biomarkers, and underwent catheterization if clinically indicated; otherwise they had stress SPECT perfusion imaging. Patients were followed for 30 days.
Data Analysis:
The presence or absence of ACS (“truth standard”), adjudicated by a Board-certified cardiologist not associated with the study, was based on all available patient clinical data, including coronary angiography results, ECG and troponin findings, and stress perfusion SPECT data, but blinded to the Zemiva data. Blinded Zemiva imaging data were analyzed against the truth standard by the Zemiva validated Normals reference database, a protocol- and gender-matched quantitative analysis program. The program parameters were developed from 60 subjects with low likelihood of coronary artery disease (CAD) who underwent Zemiva imaging, and validated in a distinct group of patients with CAD and ischemic stress defects. The trial data were analyzed using a novel approach incorporating risk-stratified thresholds, such that thresholds for abnormality vary depending on the pre-test likelihood of ACS assigned clinically.
Authors on the study were: James Udelson, M.D, Tufts University School of Medicine; Timothy Bateman, M.D., Cardiovascular Consultants; Ethan Spiegler, M.D., Saint Agnes Hospital; Steven Bergmann, M.D., Beth Israel Medical Center, Ami Iskandrian, M.D., University of Alabama at Birmingham; John Mahmarian, M.D., Baylor College of Medicine; Gary Heller, M.D., Ph.D, Hartford Hospital; Michael Kontos, M.D., Medical College of Virginia; Jack Ziffer, M.D., Miami Cardiac and Vascular Institute; Nicholas Borys, M.D., Norman LaFrance, M.D., and John W. Babich, Ph.D., Molecular Insight Pharmaceuticals; and Ernest Garcia, Ph.D., Emory University School of Medicine.
About Zemiva and ACS
Every year, approximately five to eight million patients enter emergency rooms in the United States with suspected acute coronary syndrome or ACS, an umbrella term that refers to both cardiac ischemia and myocardial infarction. These life-threatening disorders are a major cause of emergency medical care and hospitalization, consume vast amounts of healthcare dollars and overly burden limited resources. Almost three million of these patients are admitted to the hospital for diagnosis, but approximately 15 percent are ultimately determined to have ACS. In addition, approximately 40,000 to 50,000 patients annually are inadvertently discharged although they have ACS, which may put some inappropriately discharged patients and hospitals at risk. Zemiva may provide the opportunity to improve disease management by rapidly identifying patients with ACS; reducing the number of missed diagnoses among discharged patients who may experience a heart attack or death soon afterwards; and reducing hospitalization costs by quickly ruling out patients whose condition is not due to ischemia.
Zemiva is a fatty acid analog also known as 123I-BMIPP that detects cardiac ischemia by revealing abnormalities in the fatty acid metabolism of the heart. Under normal conditions, 70 to 80 percent of the energy for the heart is produced by the metabolism of fatty acids. However, in ischemic conditions where there is a lack of oxygen, fatty acid metabolism is drastically reduced and carbohydrates become the heart’s primary energy source. This shift in metabolic activity persists for some time, and the phenomenon, called ischemic memory, has been shown by Zemiva imaging to persist at least 30 hours after chest pain has subsided.
In June 2007, Molecular Insight initiated a 600 to 700 patient, planned pivotal registration trial to assess the ability of Zemiva to detect cardiac ischemia in the emergency room setting. The trial is the first of two planned pivotal registration trials for Zemiva for this indication. The study follows four U.S. clinical trials with Zemiva, a Phase 1 study and three Phase 2 trials, including a Phase 2 clinical trial to develop a reference database of normal Zemiva images of the heart using SPECT imaging. The BMIPP molecule is approved and commercialized in Japan and has been used in over 500,000 patients.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead molecular radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.

Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Examples of such statements include, but are not limited to, statements regarding potential uses of Zemiva, expected uses of the Zemiva Normals reference database, other statements regarding product candidates, product development programs, the U.S. FDA, or the clinical trial process. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
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